Exhibit 5


                      Baker & Botts L.L.P
                  1299 Pennsylvania Avenue N.W.
                    Washington, D.C. 20004-2400

                        October 30, 1995



Dominion Resources, Inc.
901 East Byrd Street
Richmond, VA 23219

Dear Gentlemen:

     Reference is made to the proposed registration by Dominion Resources, Inc., a Virginia corporation (the "Company"), of 199,444 shares of common stock, without par value ("Common Stock"), as contemplated by the Company's Registration Statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("the Registration Statement").

     As set forth in the Registration Statement, certain legal matters are being passed on for you by us. At your request, this opinion of counsel is being furnished to you for filing as Exhibit 5 to the Registration Statement. In such capacity, we have familiarized ourselves with the Articles of Incorporation and Bylaws of the Company, and have examined all statutes and other records, instruments and documents pertaining to the Company that we have deemed necessary to examine for the purposes of this opinion.

     Based upon our examination as aforesaid, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

     2. The 199,444 shares of Common Stock registered pursuant to the Registration Statement constitute duly authorized and validly issued, fully paid and nonassessable shares of Common Stock and no personal liability will attach to ownership[ thereof under the laws of the Commonwealth of Virginia.

     The opinions expressed in this letter are solely for use by the Company in filing the Registration Statement and these opinions may not be relied on by any other person without our prior written approval.

                                                  Very truly yours,


                                                  Baker & Botts